First Corporation announces Gecko Landmarks Limited executes Securities Subscription and Option Agreement

LONDON – April 13, 2012 – First Corporation (OTC.BB: FSTC) is pleased to announce that Gecko Landmarks Limited has executed the Securities Subscription and Option Agreement. Gecko is the producer of highly innovative global landmark data and related software technology. First Corporation looks forward to completing the investment at the earliest possible opportunity, subject to SEC examination for compliance

Under the terms of the Agreement, First Corporation will acquire an initial 10% equity interest in Gecko at an aggregate subscription price of US$1m. The Agreement also grants the Company an option to purchase an additional 23% equity interest in Gecko within six months of the closing date of the initial investment at an aggregate subscription price of US$3.45m.

First Corporation expects to work closely with Gecko assisting in the monetization and further commercialization of Gecko’s location-based services, and provision of landmark data for use in mobile phone applications, GPS devices, telecom and internet services – particularly in fast growing emerging markets.

Further information on Gecko’s products and services can be found at www.geckolandmarks.com

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. Principal executive offices are located in England. Initially, the Company explored mineral claims for commercially viable deposits of precious and base metals. On May 18, 2008, the Board of Directors voted unanimously to discontinue exploration of mineral claims and has since pursued other opportunities.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements reflect First Corporation's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to complete First Corporation's planned acquisition, its liquidity position, and its ability to obtain new funding. In the light of these uncertainties, the forward-looking events referred to in this release might not occur, and actual events could differ materially from those described in First Corporation's forward-looking statements.

Contact:

Emerson Gerard Associates

Jerry Jennings

jerry@emersongerard.com

561-881-7318